Exhibit 99.1
HOST MARRIOTT TO ACQUIRE FORUM GROUP PORTFOLIO FOR $433 MILLION;
YEAR-TO-DATE ACQUISITIONS EXCEED $800 MILLION

BETHESDA, MD, March 18, 1997 -- Host Marriott Corporation (NYSE: HMT) today announced that it has reached an agreement in principle to acquire all of the outstanding common stock of Forum Group, Inc., from Marriott Senior Living Services, Inc., a subsidiary of Marriott International. Host Marriott will pay approximately $433 million for the existing portfolio of senior living communities and has established a $107 million expansion plan for the 29 retirement communities (see the attached list of properties). Of the $107 million expansion plan, it is estimated that units with a value of $44 million will be completed prior to closing. The transaction, which is subject to the completion of due diligence and other customary closing conditions, is expected to close in the second quarter of 1997.

The Forum Group portfolio, which includes 29 retirement communities with 6,127 units located in 11 states, will be managed by Marriott Senior Living Services under the Marriott brand name. The expansion plan will add 1,075 units and is expected to be completed by January 1999. The acquisition will make Host Marriott one of the five largest owners of real estate in the senior living industry.

Upon closing, the Forum transaction will bring the aggregate value of Host Marriott's 1997 year- to-date acquisitions to over $800 million (including $44 million of the expansion plan), which is 80% of Host Marriott's 1997 acquisition goal of $1 billion.

The existing portfolio of senior living communities is expected to generate approximately $55.2 million of Earnings Before Interest, Taxes, Depreciation, Amortization and other non-cash items (EBITDA) for the full year 1997, exclusive of the incremental EBITDA expected to be produced by the expansion plan.

"We view our entry into the senior living industry as a natural extension of our real estate investments in the hospitality industry," said Terence C. Golden, president and chief executive officer of Host Marriott Corporation. "Entry into this complementary line of business will enable us to invest in an industry enjoying double digit growth rates, expand our alliance with Marriott International, further leverage off the benefits of the outstanding reputation of the Marriott brand, and diversify into an industry with cash flows that are independent of the business cycle."

Mr. Golden continued, "Looking forward, we plan to leverage off the strength of our size, financial resources and acquisition experience to grow our senior living real estate portfolio at a rate of 20% per annum for the next several years. We expect to achieve this growth rate through the acquisition of existing properties, the development of new properties, and through the acquisition of long-term care companies as this highly fragmented industry approaches a period of consolidation."

"We are also greatly encouraged by the prospects of forming a strategic relationship with Marriott Senior Living Services similar in scope to the strategic alliance we enjoy with Marriott International for the acquisition of full service hotels. Marriott Senior Living Services is the country's largest manager of senior living properties serving the upper tier segment of the market, which is also Host Marriott's target market. In an industry where consumers' selection of a senior living facility is primarily based on brand identification and quality of service, we feel that Marriott Senior Living Services provides Host Marriott a competitive advantage which positions us as a leading real estate investor in the industry."

"The year-to-date operating performance of our hotel portfolio has been outstanding and we anticipate significant additional hotel acquisition activity from our acquisition pipeline. As a result of our outstanding first quarter, we are in the process of reviewing our 1997 acquisition goal," added Mr. Golden.

The Forum Group portfolio is the largest collection of assets in the United States serving the upper tier segment of the industry. The communities have a median age of eight years and generally represent the premier assets within their respective market areas, achieving the highest rental rates within these markets. The portfolio offers independent living, assisted living, Alzheimer's and nursing care units and enjoys a 95% system-wide occupancy rate, comparing favorably to an industry average of 92%. It is estimated that the properties are being acquired at approximately 75% of replacement cost.

Host Marriott will acquire the existing Forum Group portfolio for approximately $433 million. Approximately $244 million of this purchase price is comprised of debt ($229 million at fixed rates) with the remainder to be paid by Host Marriott in cash. The expansion plan includes 22 of the 29 communities. The expansion plan will add 1,075 units and is expected to be completed by January 1999 at a total cost of $107 million. Approximately 500 of the expansion units are expected to be completed in 1997. The Forum Group owns 100% of 19 of the 29 communities, a 59% interest in one property, and a 79% interest in the nine remaining communities through its ownership interest in FRP Retirement Partners, L.P., a publicly held master limited partnership.

The growth prospects for the senior living industry are substantial. The industry is expected to grow at an annual rate approaching 20% into the next decade. With 25% of its population residing in senior living facilities, the 85+ age group will help sustain this growth rate as it is projected to double in size between the years 1990 and 2010. Changing social patterns are also playing a role in generating demand for the industry. The increased participation of dual income families in the work force has greatly reduced a traditional source of an alternative means of care. In addition, reduction in the issuance of certificates of need have substantially restricted the supply of licensed nursing care beds. Together, these factors have helped generate growing demand for assisted living and independent living facilities.

The transaction is subject to approval by Host Marriott's Board of Directors and receipt of a fairness opinion from BT Wolfensohn, Host Marriott's financial advisor. Arnold & Porter, a Washington, DC law firm, is Host Marriott's legal advisor.

Host Marriott is a lodging real estate company which currently owns or holds controlling interests in 83 upscale and luxury full-service hotel properties operated primarily under the Marriott and Ritz- Carlton brand names. The company also serves as general partner and holds minority interests in various unconsolidated partnerships that own 251 lodging properties, 31 of which are full-service hotels.

Certain matters discussed within this news release are forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 and as such may involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of Host Marriott to be different from any future results, performance or achievements expressed or implied by such forward-looking statements. Although Host Marriott believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. These risks are detailed from time to time in the company's filings with the Securities and Exchange Commission.

                        THE FORUM GROUP, INC. PORTFOLIO


Name                     Location                            Total Units(a)
----                     --------                            --------------
Brookside                Louisville, KY                           396
Deer Creek               Deerfield Beach, Fl                      294
Desert Harbor            Peoria, AZ                               285
Knightsbridge            Columbus OH                              316
Lafayette                Lexington, KY                            171
Lexington                Lexington, KY                            111
Memorial Woods           Houston, TX                              430
Overland Park            Overland Park, KS                        205
Park Lane                Dallas, TX                               318
Pueblo Norte             Scottsdale, AZ                           293
Tucson                   Tuscon, AZ                               326
Foulk Manor North        Wilmington, DE                           158
Foulk Manor South        Wilmington, DE                           113
Lincoln Heights          San Antonio, TX                          319
Millcroft                Newark, DE                               198
Montebello               Albuquerque, NM                          209
Montevista               El Paso, TX                              262
Myrtle Beach Manor       Myrtle Beach, SC                         219
Park Summit              Coral Springs, FL                        304
Shipley Manor            Wilmington, DE                           159
Tiffany House            Ft. Lauderdale, FL                       131
Fountainview             W. Palm Beach, FL                        340
Chambrel                 Houston, TX                              351
Independence Court       Fort Myers, FL                            85
Coral Oaks               Palm Harbor, FL                          319
Remington Club II        San Diego, CA                            222
Forum at the Crossing    Indianapolis, IN                         221
Forwood Manor            Wilmington, DE                           242
Remington Club I         San Diego, CA                            205
                                                                -----
Total                                                           7,202


(a)  Unit counts include 1,075 planned expansion units.